INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of April 29, 2022, between GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC (hereinafter referred to as the “Investment Adviser”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and GUGGENHEIM PARTNERS ADVISORS, LLC (hereinafter referred to as the “Sub-Adviser”), a Delaware limited liability company.

WHEREAS, the Investment Adviser has entered into an Investment Advisory Contract dated November 16, 2018, as amended (the “Advisory Agreement”), with Guggenheim Funds Trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, pursuant to the Advisory Agreement, the Investment Adviser desires to retain the Sub-Adviser to furnish certain sub-advisory services to a series of the Trust, Guggenheim Ultra Short Duration Fund (the “Fund”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser of the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

(a) Subject to the supervision of the Trust’s Board of Trustees (“Board”) and the Investment Adviser, and consistent with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s currently effective registration statement and any amendments or supplements thereto (“Registration Statement”), the Sub-Adviser shall act as investment sub-adviser and assist the Investment Adviser in the supervision and direction of the investment strategy of the Fund in accordance with the Fund’s investment policies. The Sub-Adviser does not have discretion and is not authorized to (or direct others to): (i) arrange for the purchase and sale of securities and other assets held in the Fund or (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets.

(b) The Sub-Adviser will maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust and the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained and preserved by Rule 31a-1 and Rule 31a-2 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

(c) At such times as shall be reasonably requested by the Board, the Sub-Adviser will assist the Investment Adviser to provide the Board with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Fund and make available to the Board any economic, statistical, and investment services normally available to institutional or other customers of the Sub-Adviser.

3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the Trust’s Declaration of Trust, By-laws, and Registration Statement and with the instructions and directions of the Board and the Investment Adviser, and will comply with the requirements of the 1940 Act and the Trust’s operating and compliance policies and procedures, the Advisers Act, and all other applicable federal and state laws and regulations.

4. SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Sub-Adviser or any officer, employee, or other affiliate thereof from acting as investment adviser for any other person, firm, or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its officers, employees, or agents from buying, selling, or trading any securities for its or their own accounts or for the accounts of other for whom it or they may be acting; provided, however, that the Sub-Adviser will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Adviser who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all costs and expenses incurred in its operations for the services it renders hereunder.

6. COMPENSATION. For investment advisory services provided pursuant to this Agreement, the Investment Adviser shall pay to the Sub-Adviser a fee, computed daily and paid monthly on the first business day of the next succeeding calendar month, at the annual percentage rate equal to 0.005% of the Fund’s average daily net assets. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7. LIMITATION OF LIABILITY OF THE SUB-ADVISER. The Sub-Adviser, its officers, directors, employees, and delegates (referred to herein as “Sub-Adviser Parties”), shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust, or any of its shareholders, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Sub-Adviser Parties in the performance of their duties or from reckless disregard by such Sub-Adviser Parties of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Sub-Adviser who may be or become an officer, Trustee, employee, or agent of the Trust shall be deemed, when rendering services to the Fund or the Trust or acting with respect to any business of the Fund or the Trust, to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of the Sub-Adviser even though paid by it.

8. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE FUND. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund or the Trust under this Agreement, and the Sub-Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees or shareholders.

9. DURATION AND TERMINATION.

(a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of a majority of the Fund’s outstanding voting securities, unless it is not required by the 1940 Act.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in force for an initial term of one year, and then shall continue automatically for successive annual periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Sub-Adviser and may be terminated by the Sub-Adviser at any time, without the payment of any penalty, on sixty days’ written notice to the Trust, and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Investment Adviser.

(d) This Agreement will automatically terminate in the event of its assignment.

(e) Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation earned prior to such termination.

10. AMENDMENT OF THIS AGREEMENT. Provisions of this Agreement may be amended subject to the provisions of the 1940 Act, as modified or interpreted by an applicable order of the Securities and Exchange Commission or any regulation adopted by the Securities and Exchange Commission, or interpretative release or no-action letter of the Securities and Exchange Commission or its staff. Accordingly, approval of an amendment by shareholders would be necessary only to the extent required by the 1940 Act as so modified or interpreted.

11. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation, or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: Attorney-in-Fact

GUGGENHEIM PARTNERS ADVISORS, LLC

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: Attorney-in-Fact